Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in Saks Incorporated’s Annual Report on Form 10-K for the year ended January 31, 2009.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
June 12, 2009